SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2012

Georgetown Corporation

(Exact name of Company as specified in its charter)

Nevada	333-171470	02-6191201
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

9337 Fraser Ave Silver Spring, MD 20910
(Address of principal executive offices)

Phone: (204) 898-8160
(Company’s Telephone Number)

YUKONIC MINERALS CORP.
(Former name or former address, if changed since last report)

Copy of all Communications to:

Carrillo Huettel, LLP

3033 Fifth Avenue, Suite 400

San Diego, CA 92103

Phone: 619.546.6100

Fax: 619.546.6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

GEORGETOWN CORPORATION

(f/k/a) YUKONIC MINERALS CORP.

Form 8-K

Current Report

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 10, 2012, Yukonic Minerals Corp., a Nevada corporation, (the “Company”) filed Amended and Restated Articles of Incorporation and a Certificate of Change (collectively the “Amendment”) with the Nevada Secretary of State. As a result of the Amendment the Company, among other things, has: (i) changed its name to “Georgetown Corporation.” and, (ii) increased the aggregate number of authorized shares to seven hundred fifty million (750,000,000) shares, consisting of seven hundred million (700,000,000) shares of Common Stock, par value $0.001 per share and fifty million (50,000,000) shares of preferred stock, par value $0.001 per share, of which 25,000,000 shall be designated as Series A Preferred Stock. A copy of the Amended and Restated Articles of Incorporation and the Certificate of Change are filed herewith as Exhibits 3.1(a) and (b), respectively.

Item 8.01

Other Events

On January 10, 2012, the Board of Directors of the Company authorized a Forward Split (the “Forward Split”) of its issued and outstanding common shares, whereby every one (1) old share of common stock will be exchanged for four hundred (400) new shares of the Company's common stock. As a result, once the Forward Split is declared effective by the Financial Industry Regulatory Authority, (“FINRA”) the issued and outstanding shares of common stock will increase from one million three hundred fifty thousand (1,350,000) shares prior to the Forward Split to five hundred forty million (540,000,000) shares following the Forward Split. The Forward Split will be payable as a dividend to shareholders on the date that FINRA approves. The Forward Split shares are payable upon surrender of certificates to the Company's transfer agent.

Additionally, the Company has requested a new quotation symbol from FINRA as a result of the name change and Forward Split.  The Company's common stock will trade under a new symbol on the Over-the-Counter Bulletin Board once the request has been approved by FINRA.

Item 9.01

Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit
3.1(a)	Amended and Restated Articles of Incorporation
3.1(b)	Certificate of Change

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUKONIC MINERALS CORP.
Date: January 23, 2012	By: /s/ Mackie Barch
Mackie Barch
President and CEO